                    Licensing and Joint Development Agreement



             This Agreement is made and entered into by and between


                 Ishikawajima-Harima Heavy Industries Co., Ltd.
                       2-1, Ohtemachi 2-Chome, Chiyoda-ku
                             Tokyo 100-8182, Japan,

                            Hereinafter called "IHI"

                                       and

                             Turbodyne Systems Inc.
                             6155 Carpinteria Avenue
                           Carpinteria, CA 93013, USA

                         Hereinafter called "Turbodyne"


Whereas IHI is in the business of manufacturing and sales of turbocharging systems in primarily the automotive industry, and


Whereas Turbodyne is an engineering design and development entity who has developed patented designs for electrically assisted turbocharging systems, and,

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


Whereas IHI is desirous of obtaining a non-exclusive license from Turbodyne on a number of patents in the field of electrically assisted turbochargers, and additionally engage Turbodyne to fabricate four prototype units as required together with system know-how and specifications about the design, electric motors and electronic components with parts lists and supplier information. The scope of this agreement is for licensing and development of motor assisted turbochargers and does not include a generator mode for producing electricity from the turbocharger.


Therefore the parties to this agreement in consideration of covenants contained herein, agree as follows:


1.     Term  of  License
       -----------------

1.1 The term of the licenses hereby granted is ten (10) years from the date this Agreement is duly executed by both parties, provided that it may be extended by mutual agreement.

1.2 (a) If at any time IHI defaults in making payment hereunder at the time and in the manner herein provided for, Turbodyne shall have the right, at its option, to terminate this Agreement upon sixty (60) days' written notice of such termination to IHI, and unless the default is cured prior to the end of said sixty (60) day period, the rights and licenses granted to IHI under this Agreement shall immediately terminate and come to an end, except as otherwise provided herein.

     (b) Turbodyne and IHI may terminate this Agreement immediately upon notice to the other party in the event that:

          (i) The other party commits a violation of this Agreement which is not cured within sixty (60) days after the receipt of written notice specifying the violation,

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


          (ii) The other party becomes insolvent or goes into liquidation or receivership or becomes subject to proceedings for the settlement of debts or is declared bankrupt; or

         (iii) The other party is dissolved other than as an incident to merger or consolidation.

1.3 Upon the termination of this Agreement, all rights and licenses of IHI hereunder shall immediately cease except as provided in sub-article 1.4 below and except that IHI may continue to exercise the rights and licenses granted under article 2 in order to complete and sell or otherwise dispose of any motor assisted turbochargers then manufactured or in the course of manufacture. No termination of this Agreement shall relieve IHI of any of its obligations to make payments or render reports under this Agreement or relieve IHI of any other of its obligations including those under article 12.

1.4 Upon expiration or termination of this Agreement (provided that IHI shall not then be in violation of this Agreement), IHI shall have an irrevocable, fully paid-up or free, non-exclusive right to utilize all know-how disclosed to IHI hereunder. It is understood that this provision shall not be construed as granting to IHI, by implication or otherwise, a license under any valid Turbodyne patent after the termination date.


2.     Licensed  patents
       -----------------

The patents hereby licensed on a non-exclusive basis are all the patents issued or to be issued and effective in the Territories during the term of this License Agreement and corresponding to the following U.S. patents.

a.     U.S.  Patent  No.:     5,560,208          Issued  10/01/96
       "Motor  Assisted  Variable  Geometry  Turbocharging  System"

b.     U.S.  Patent  No.:     5,870,894          Issued  02/16/99
       "Motor Assisted Supercharging Devices For Internal Combustion Engines"

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


c.     U.S.  Patent  No.:     5,605,045          Issued  02/25/97
       "Turbocharging System With Integral Assisting Electric Motor And Cooling System Therefore"

d.     U.S.  Patent  No.:     5,025,629          Issued  06/25/91
       "High  Pressure  Ratio  Turbocharger"

e.     U.S.  Patent  No.:     5,094,587          Issued  03/10/99
       "Turbine  For  Internal  Combustion  Engine  Turbochargers"

f.     U.S.  Patent  No.:     5,906,098          Issued  05/25/99
       "Motor Generator Assisted Turbocharging System For Use With Internal Combustion Engines, And Control Method Therefore"

g.     U.S.  Patent  No.:     4,565,505          Issued  01/21/86
       "Combination  Flow  Turbine  For  Internal  Combustion  Engine
       Turbochargers"

h.     U.S.  Patent  No.:     5,857,332          Issued  01/12/99
       "Bearing System For Motor Assisted Turbochargers For Internal Combustion Engines"

Turbodyne represents and warrants to IHI that Turbodyne owns all rights, title and interest in and to all the technology, that is, system know-how and specifications, design data, with which it provides IHI under this License Agreement.


3.     Territories
       -----------

3.1  Territories  covered  under  this  License  Agreement  are Asia and Europe.

3.2 Registration of patents. Regarding the patents, upon prior consent of Turbodyne (which will not be unreasonably withheld), IHI may register the authorized patent licenses (which are called as the 'Tsujo-Jisshiken' in the case of Japan) with the pertinent patent office of the country, where applicable, in the Territories.


4.     Sub-License
       -----------

4.1 IHI is allowed to sub-license the technology hereby licensed to IHI Charging Systems International GmbH (hereinafter called "ICSI") in Germany and Italy and IHI Turbo (Thailand) Co., Ltd (hereinafter called "ITT") in Thailand and Jiang Su Ishi Turbo Co., Ltd (hereinafter called "JIT") in China. ICSI and ITT and JIT are subsidiary companies of IHI.

4.2 IHI is granted the right to sub-license the technology to IHI Turbo America CO. (herein after called "ITA") in USA at a later date for an additional license fee to be mutually agreed upon between the parties. ITA is wholly owned subsidiary of IHI.


5.   Mass  Production  Stage
         -----------------------

After completion of test and evaluation by IHI of engineering sample units as supplied by Turbodyne in accordance with article 8, IHI will decide whether to enter into mass production of the motor assisted turbochargers under the license from Turbodyne by paying the additional license fee set forth in article 6.2. Before the decision and payment, however, IHI may renegotiate terms and conditions of this license agreement with Turbodyne based on the results of the test and evaluation.


6.   License  Fees  and  Royalties
     -----------------------------

6.1  Initial  License  Fee.
     ---------------------

The initial license fee payable upon the execution of this agreement is Eight Million (8,000,000) Japanese Yen.


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


6.2  Additional  License  Fee
     ------------------------

An additional license fee of Twenty Million (20,000,000) Japanese Yen is payable to Turbodyne upon decision by IHI to enter into mass production and delivery to IHI by Turbodyne of complete, design, engineering drawings, specifications and parts lists.

6.3  Royalties
     ---------

     1) Up to first 200,000 units sold aggregately by IHI and its sub-licensees per calendar year, a royalty of three percent (3%) of selling price is payable quarterly for the licensed components computed as 3% X number of units per quarter X (sales price of motor assisted turbocharger less price of conventional turbocharger). It is understood by the parties that the bracketed term above is made so as to represent the difference of values between the motor assisted turbocharger and the conventional turbocharger.

     2) Over 200,000 units sold aggregately by IHI its sub-licensees per calendar year the royalty for any units will be reduced to 1% of selling price of each unit, payable quarterly computed as 1% X number of units over 200,000 per year X (sales price of motor assisted turbocharger less price of conventional turbocharger).

     3) It is also agreed by the parties that IHI may renegotiate the royalty rates set forth above with Turbodyne when IHI has made extensive improvements of its own to its motor assisted turbochargers and the rate of IHI's dependence on Turbodyne's original technology in relation to its motor assisted turbochargers has, in the opinion of IHI, become smaller.

     4) The currency for all royalty payments shall be Japanese Yen and the exchange rate shall be the official exchange rate published by the Bank of Tokyo-Mitsubishi at the date of computation of royalties.

     5) All payments of license fees and royalties under articles 5,6, and 7 shall be made by bank-to-bank cable transfer to the designated account of

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


          Turbodyne. All payments of initial license fee and initial engineering samples which are payable upon the execution of this agreement are payable immediately upon execution of this agreement. Royalty payments shall be made against invoices made by Turbodyne and within forty (40) days of the receipt by IHI of the invoice. The invoices for royalties shall be made based on the quarterly sales report made and rendered to Turbodyne by IHI.

     6) Turbodyne shall have the right to inspect IHI records of sales and shipments by an independent accountant acceptable to IHI at a reasonable time for the only purpose of verification of royalty payments only in the event that Turbodyne may question the amount of royalties. IHI shall provide to Turbodyne a quarterly summary of sales and shipments of the motor assisted turbochargers covered by this Agreement within thirty (30) days from the end of each quarter, so that Turbodyne will have a record of such shipments and only in the event of a disagreement with the numbers Turbodyne may ask for such verification.


7     Trademarks

Turbodyne hereby grants IHI the non-exclusive right to use the Turbodyne registered trademark Dynacharger(TM). IHI has no obligation to use this trademark on its motor assisted turbochargers.

8     Engineering  Sample  Units
      --------------------------

8.1 Upon execution of this agreement IHI shall pay to Turbodyne the amount of Two Million (2,000,000) Japanese Yen for manufacturing by Turbodyne of 4 engineering sample units to meet specific requirements of IHI for the purpose of test and evaluation by IHI. This payment is considered as advance payment for the manufacture and supply of the four (4) sample units. Delivery up to the designated factory of IHI in Japan is made at the cost and responsibility of Turbodyne.

8.2 Upon execution of this agreement, IHI will immediately supply to Turbodyne its requirements for the size and performance of the sample together with IHI turbocharger information. Turbodyne shall attempt to incorporate as much as possible components of IHI bearing system into its design.

8.3 Upon completion of design and approval by IHI, Turbodyne will fabricate the electric motor and electronic components and IHI will supply at its cost and responsibility the conventional turbocharger components to Turbodyne for final assembly and testing by Turbodyne and delivery of four samples of the same performance to IHI, for evaluation.

8.4 Each engineering sample unit shall consist of a complete turbocharger unit, electric motor, electronic controller, electric wiring and connections, sensor cables and connections, together with all necessary hardware and instructions for installation and operation of the units.

The  engineering  sample  units  will  not  operate  in  a  generator  mode.


9     Additional  Samples
      -------------------

Turbodyne agrees to provide upon request of IHI additional engineering samples of the same performance and based on the same procedure as article 8 above at a price of Five Hundred Thousand (500,000) Japanese Yen each.


10    Taxes
      -----

All taxes, duties and similar levies, whether national, provincial, local or otherwise and whether payable directly in respect of this Agreement or directly or indirectly in respect of monies payable or receivable under this Agreement by Turbodyne or IHI, shall be borne by the party who has incurred such taxes, duties or similar levies arise, provided that any income tax required to be withheld under Japanese tax laws in connection with any and all payments due to Turbodyne under this Agreement shall be borne by Turbodyne and shall be withheld by IHI from the payments for the purpose of paying the income tax to the Japanese tax authorities on behalf of Turbodyne (provided that, if Turbodyne has obtained all necessary approvals under the laws of the State of California, IHI shall withhold at the reduced rate under the income tax treaty between the United States of America and Japan applicable at the time of payment to Turbodyne). The certificate of income tax payment issued by the Japanese tax authorities shall be delivered by IHI to Turbodyne in due course.


11    Technology  Transfer
      --------------------

Turbodyne shall provide technical know-how, manufacturing techniques, computer simulations, test results, data, engineering drawings, parts lists, supplier information and prices and any other information and knowledge at its disposal to IHI necessary for IHI's expedient and successful commercialization of the technology, both before and after IHI decision for mass production, and in no event will Turbodyne withhold such technical support.

The methods of transfer shall include engineering drawings in both electronic and hard copy formats, consultations and meetings, as well as sample parts. Turbodyne will additionally make available its facilities to IHI for the purpose of visits, meetings, and where applicable training of IHI personnel.

No additional fee shall be charged to IHI for the services it receives from Turbodyne. All expenses associated with travel by each party shall be the responsibility of the traveling party.


12  Co-operation  Of  The  Parties  And  Confidentiality
    ----------------------------------------------------

12.1 The parties agree to act in good faith and co-operate in exchange of information and engineering and evaluation activities for their mutual benefit.

12.2 All technical information and know-how furnished to IHI by Turbodyne under designation of confidentiality pursuant to this Agreement except those listed in the following sub-article 12.3 shall remain the sole and exclusive property of Turbodyne and shall be held in confidence by IHI for licensed use only, and IHI shall take all reasonable precautions to prevent any disclosure of such technical information and know-how to any third party other than ICSI and ITT during the term of this Agreement and for a period of three (3) years thereafter unless such technical information shall have been published or disclosed to others without reservation by Turbodyne.

12.3 The information listed below included in the technical information supplied by Turbodyne to IHI shall be out of confidentiality obligation under the preceding sub-article 12.2
     a) information which becomes known or available to IHI from a source other than Turbodyne without breach of this Agreement
     b) information which is within, or later falls within, the public domain without breach of this Agreement by IHI
     c)   information disclosed by Turbodyne to others on a non-restricted basis
     d) information developed by IHI without using technical information supplied by Turbodyne
     e) information disclosed to a third party with prior written consent of Turbodyne

12.4 Confidentiality obligation under this article 12 shall also apply mutatis mutandis to the information supplied from IHI to Turbodyne under designation of confidentiality and Turbodyne shall keep such information in confidence as described in the preceding two sub-articles.

13.  Miscellaneous  Provisions
     -------------------------

13.1 Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable under this Agreement on account of any failure or delay in performance caused by war, civil war, riots or insurrections, or any laws, proclamations, ordinances, or regulations of any government, or any strikes, lockouts, floods, fires, explosions or other catastrophes beyond the reasonable control and without the fault of such party. This provision shall not, however, release such party from its obligation to use its best efforts to avoid or remove all such causes and such party shall continue performance under this Agreement with the utmost dispatch whenever such causes are removed. Any party having any such excuse for failure or delay in performance shall give prompt notice thereof to the other party.

13.2 Applicable law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of California, USA notwithstanding any law or rule relating to choice of law or conflict of laws.

13.3 Notices. All formal notices given under this Agreement (other than usual day-to-day communications which may be conducted by E-mail) shall be written in the English language and delivered by hand or sent by cablegram, by telex or facsimile or by registered air mail, and shall be deemed to have been given on the day when delivered by hand or deposited in the cable office or transmitted by telex or facsimile, or on the seventh (7th) day after deposited in the mail, addressed to the party to whom the notice is given as follows, provided that any party may from time to time change the address to which notices to it are to be sent by giving written notice of such change to the other party:

     Turbodyne:
     Turbodyne  Systems  Inc.
     6155  Carpinteria  Avenue
     Carpinteria,  CA  93013,  USA
     Attention:  Daniel  Black,  President  &  CEO


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


     IHI:
     Ishikawajima-Harima  Heavy  Industries  Co.,  Ltd.
     Shin-Ohtemachi  Building,  2-1  Ohtemachi  2-chome
     Chiyoda-ku,  Tokyo  100-8182,  Japan
     Attention:  General  Manager,  Industrial  Machinery

13.4 Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements and understandings between the parties, and their officers, directors or employees as to the subject matter hereof. Neither party has relied upon any oral representation or oral information given to it by any representative of the other party. No change in this Agreement shall be effective, whether as a result of a course of conduct or otherwise, other than by a writing duly executed and delivered by a duly authorized representative of each of the parties hereto.

13.5 No Waiver. Any failure by either party hereto to assert its rights for or upon any violation of this Agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act. No waiver in writing by either party with respect to any right shall extend its effect to any subsequent violation either of like or different kind.

13.6 Arbitration. All disputes concerning the construction and performance of this Agreement shall be exclusively and finally settled by arbitration held in New York and conducted in English Language at which Turbodyne and IHI shall be represented in accordance with the provisions of this sub-article
     13.6. Each party shall appoint one arbitrator each. The two arbitrators so selected by the parties shall appoint a third arbitrator. The party requesting arbitration shall include the name of the arbitrator it has selected in the notification of the request for arbitration to the other party. Said other party shall in its turn select another arbitrator within thirty (30) days of its receipt of the notification of the request for arbitration and the two arbitrators so selected shall select the third arbitrator within thirty (30) days of their selection. In the event that the arbitrators do not select the third arbitrator within the time provided for herein, such third arbitrator shall be appointed by the Chairman of the American Arbitration Association in New York within fifteen (15) days after notice given by either party that the third arbitrator has not been selected by the arbitrators.

     The Rules of the American Arbitration Association in effect upon the date that the party requesting arbitration shall have given notification of its request shall govern with respect to the arbitration procedure, and any implementing procedural rules shall be designated by the third arbitrator; provided however, in the event of a conflict between such rules and this Agreement, this Agreement shall govern.

     The arbitration award shall be the award rendered by the third arbitrator, as approved by a majority vote of the three arbitrators, and such award shall include apportionment of the expenses of the arbitration. Judgment upon such award may be entered by any court having jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     Each party shall pay the expenses of its arbitrator and the fees and other costs of the third arbitrator shall be included in the arbitration expenses and shall be those established from time to time by the American Arbitration Association. The fees of experts and any traveling expenses of such experts shall be included in the arbitration expenses. Inasmuch as information disclosed in any arbitration proceeding may constitute the proprietary information of a party, the proceedings at the request of any party shall be private, and the record (except the award) sealed and held in confidence by the parties and the arbitrators.


13.7 Illegality. In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this Agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein.

13.8 Assignment. Neither this Agreement nor any rights, benefits or obligations hereunder shall be assignable or transferable in whole or in part, whether by operation of law or otherwise, by either of the parties hereto without prior written consent of the other party.

13.9 Amendments. This Agreement may be amended by a written agreement executed by a duly authorized representative of each of the parties hereto.

13.10 Language of Agreement. This Agreement is executed in the English text in duplicate. Any translations hereof, in Japanese, or otherwise, shall be solely for the convenience of the parties.

IN  WITNESS  WHEREOF,  the  parties  hereto  have  executed  this  Agreement.

Turbodyne  Systems  Inc.          Ishikawajima-Harima  Heavy Industries Co., Ltd

     /s/  Daniel  Black                 /s/  Yoshikazu  Kobayashi
By:  ______________________________    By:  __________________
     Mr. Daniel Black, President       Mr.  Yoshikazu  Kobayashi
                                       Managing  Director  /  General  Manager,
                                       Industrial  Machinery


     Date:  8/30/02                    Date:  9/5/02
            -------                           ------